UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
(RULE 14a-101)

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
EXCHANGE ACT OF 1934

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STERLING BANCORP
(Name of Registrant as Specified In Its Charter)

STERLING BANCORP
(Name of Person(s) Filing Proxy Statement)

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                     650 FIFTH AVENUE / NEW YORK, N.Y. 10019-6108

LOUIS J. CAPPELLI

CHAIRMAN
 & CHIEF EXECUTIVE OFFICER

April 5, 2007

Dear Shareholder:

Sterling’s Annual Meeting of Shareholders will be held on Thursday, May 3, 2007, at 10:00 A.M., at The University Club, One West 54th Street, New York, New York 10019, for the election of directors, ratification of the appointment of independent auditors, and transaction of any other business as may come before the meeting. You are invited to attend this Annual Meeting.

It is important that your shares be represented at the Annual Meeting whether or not you are personally able to attend. Proxy material for the meeting accompanies this letter. You may vote your shares by using a toll free telephone number or on the Internet (see the instructions on the accompanying proxy card) or you may sign, date, and mail the proxy card in the postage paid envelope provided.

Thank you for your continued interest and support.

Sincerely,

PROXY STATEMENT
1 – ELECTION OF DIRECTORS
EXECUTIVE COMPENSATION
SUMMARY COMPENSATION TABLE FOR FISCAL YEAR 2006
OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END FOR FISCAL YEAR 2006
OPTION EXERCISES AND STOCK VESTED FOR FISCAL YEAR 2006
PENSION BENEFITS FOR FISCAL YEAR 2006
COMPENSATION COMMITTEE REPORT
DIRECTOR COMPENSATION FOR FISCAL YEAR 2006
AUDIT COMMITTEE REPORT
2 — PROPOSAL TO RATIFY THE APPOINTMENT OF INDEPENDENT PUBLIC ACCOUNTANTS
GENERAL

STERLING BANCORP
650 Fifth Avenue, New York, NY 10019-6108

NOTICE OF ANNUAL MEETING

MAY 3, 2007

The Annual Meeting of Shareholders of Sterling Bancorp will be held on Thursday, May 3, 2007, at 10:00 A.M., New York City time, at The University Club, One West 54th Street, New York, New York 10019, to consider and act upon the following matters:

1. Election of 10 directors to serve until the next Annual Meeting of Shareholders and until their successors are elected.

2. Ratification of the appointment by the Audit Committee of the Board of Directors of KPMG LLP as the Company’s independent public accountants for fiscal year 2007.

3. Such other matters as may properly come before the meeting or any adjournment thereof.

The close of business on March 23, 2007 has been fixed as the record date for the meeting. Only shareholders of record at that time are entitled to notice of, and to vote at, the Annual Meeting.

IMPORTANT

We urge that you sign, date, and send in the enclosed proxy at your earliest convenience, or to vote via the toll free telephone number or via the Internet as instructed on the proxy card, whether or not you expect to be present at the meeting. Sending in your proxy or voting by telephone or on the Internet will not prevent you from voting your shares personally at the meeting, since you may revoke your proxy at any time before it is voted.

By Order of the Board of Directors

  Dale C. Fredston
  Corporate Secretary
April 5, 2007

STERLING BANCORP
650 Fifth Avenue
New York, N.Y. 10019-6108

PROXY STATEMENT

April 5, 2007

This proxy statement is furnished in connection with the solicitation of proxies by the Board of Directors of Sterling Bancorp (the “Company”) with respect to the Annual Meeting of Shareholders of the Company to be held on May 3, 2007. Any proxy given by a shareholder may be revoked at any time before it is voted by giving appropriate notice to the Corporate Secretary of the Company or by delivering a later dated proxy or by a vote by the shareholder in person at the Annual Meeting. Proxies in the accompanying form which are properly executed by shareholders and duly returned to the Company and not revoked will be voted for all nominees listed under “Election of Directors” and for ratification of the appointment of KPMG LLP as the Company’s independent public accountants for fiscal year 2007, unless the shareholder directs otherwise, and will be voted on any other matters in accordance with the Board of Directors’ recommendations. This proxy statement and the accompanying form of proxy are being mailed to shareholders on or about April 9, 2007.

The outstanding shares of the Company at the close of business on March 23, 2007 entitled to vote at the Annual Meeting consisted of 18,664,868 common shares, $1 par value (the “Common Shares”).

The Common Shares are entitled to one vote for each share on all matters to be considered at the meeting and the holders of a majority of such shares, present in person or represented by proxy, constitute a quorum for the transaction of business at the Annual Meeting of Shareholders. Only shareholders of record at the close of business on March 23, 2007 are entitled to vote at the Annual Meeting.

1 – ELECTION OF DIRECTORS

Ten directors, constituting the entire Board of Directors, are to be elected at the Annual Meeting of Shareholders to be held on May 3, 2007, to serve until the next Annual Meeting and until their respective successors have been elected. It is intended that, unless authority to vote for any nominee or all nominees is withheld by the shareholder, a properly executed and returned proxy will be voted in favor of the election as directors of the nominees named below. All nominees are members of the present Board of Directors, and were elected at the 2006 Annual Meeting of Shareholders. There is no family relationship between any of the nominees or executive officers. In the event that any of the nominees shall not be a candidate, the persons designated as proxies are authorized to substitute one or more nominees, although there is no reason to anticipate that this will occur.

Assuming the presence of a quorum, directors are elected by a plurality of the votes cast. Abstentions and broker non-votes (arising from the absence of discretionary authority on the part of a broker-dealer to vote shares held in street name for a customer) will have no effect on the election of directors.

The information set forth below has been furnished by the nominees:

Name, Principal Occupation for Last Five Years,
Business Experience, Directorship of the Company
and of Sterling National Bank (the “Bank”),
a Subsidiary of the Company, and Other Information

Robert Abrams
Member, Stroock & Stroock & Lavan LLP (since 1994); former Attorney General of the State of New York (1979-1993); former Bronx Borough President (1970-1978). Mr. Abrams is 68 and has been a director of the Company since 1999.

Joseph M. Adamko* Former Managing Director, Manufacturers Hanover Trust Co. (now J.P. Morgan Chase & Co.) (1983-1992). Mr. Adamko is 74 and has been a director of the Company since 1992.

Louis J. Cappelli*
Chairman of the Board and Chief Executive Officer of the Company (since 1992); Chairman of the Board of the Bank (since 1992). Mr. Cappelli is 76 and has been a director of the Company since 1971.

Walter Feldesman*
Senior Counsel, Thelen Reid Brown Raysman & Steiner LLP (since 2002); Senior Counsel, Baer Marks & Upham (1993-2001). Mr. Feldesman is 89 and has been a director of the Company since 1975.

Fernando Ferrer
Co-Chairman, Fleischman-Hillard Government Relations and FH Hispania; Former President, Drum Major Institute for Public Policy (2002-2004); former Bronx Borough President (1988-2002). Mr. Ferrer is 56 and has been a director of the Company since 2002.

Allan F. Hershfield
President, Resources for the 21st Century (since 1998); former President, Fashion Institute of Technology (1992-1997). Dr. Hershfield is 75 and has been a director of the Company since 1994.

Henry J. Humphreys*
Counselor-Permanent Observer, Mission of the Sovereign Military Order of Malta to the United Nations (since 1998); former Chancellor and Chief Operating Officer, American Association of the Sovereign Military Order of Malta (1991-2000). Mr. Humphreys is 78 and has been a director of the Company since 1994.

Robert W. Lazar
Executive-in-Residence, University of Albany School of Business; former President and Chief Executive Officer of New York Business Development Corporation (1987-2005); President and Chief Executive Officer of Empire State Certified Development Corporation (1987-2005); President and Chief Executive Officer of Statewide Zone Capital Corporation (1999-2005). Mr. Lazar is 63 and has been a director of the Company since 2005.

John C. Millman* President of the Company (since 1992); President and Chief Executive Officer of the Bank (since 1987). Mr. Millman is 64 and has been a director of the Company since 1988.

Eugene T. Rossides*
Retired Senior Partner, Rogers & Wells LLP (now Clifford Chance US LLP) (1973-1993); former Assistant Secretary, United States Treasury Department (1969-1973). Mr. Rossides is 79 and has been a director of the Company since 1989.

*	Member of the Executive Committee.

Each nominee is currently a director of the Bank.

Reference is made to “Security Ownership of Directors and Executive Officers and Certain Beneficial Owners” on page 24 for information as to the nominees’ holdings of the Company’s equity securities.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

Overview

The Company’s Compensation Committee (the “Committee”) establishes and implements the Company’s compensation program for the named executive officers. The Committee also monitors how the Company follows that program, and how the program fits the Company’s compensation philosophy. Throughout this proxy statement, the individuals included in the Summary Compensation Table on page 8, are referred to as the “named executive officers”.

Compensation Philosophy and Objectives

The Company believes that the most effective executive compensation program rewards the achievement of annual, long-term, and strategic goals. The Company believes that appropriate compensation should align the executives’ interests with those of the stockholders by rewarding performance, with the ultimate objective of improving stockholder value. To that end, the Committee believes executive compensation packages for named executive officers should include both cash compensation primarily designed to reward performance as measured against established goals and stock-based compensation that promotes an ownership mentality among key executives. The Committee evaluates compensation to ensure that the Company maintains its ability to attract and retain highly qualified and effective employees in key positions and that compensation provided to key employees remains competitive relative to the compensation paid to similarly situated executives.

The Committee believes that the most important factors in measuring the performance of its executive officers are improvement in the Company’s net income, return on average equity, and growth in average loans. The focus of the Company’s strategic plan is on the growth of net income, average loans, deposits, and customer repurchase agreements. It is the Committee’s view that, in order to generate net income improvement, the Company should achieve growth in average loans and in deposits and customer repurchase agreements, among other initiatives. Growth in average loans is intended generally to produce improvement in interest income. Growth in average deposits and customer repurchase agreements, depending upon the mix of deposits and customer repurchase agreements, is intended generally to impact interest expense in a lesser amount than the improvement in interest income. The Committee endeavors to set targets relating to these factors that are weighted in their importance to the Company and that are attainable but challenging to achieve.

At the core of the Company’s compensation philosophy is the guiding belief that compensation should be directly linked to performance. This philosophy has guided many compensation related decisions.

•	A substantial portion of executive officer compensation is contingent on, and variable with, achievement of corporate and/or individual performance objectives.

•	Total compensation is higher for individuals with greater responsibility and greater ability to influence the Company’s achievement of targeted results and strategic initiatives.

•	As position and responsibility increases, a greater portion of the executive officer’s total compensation is performance-based pay contingent on the achievement of performance objectives.

The Compensation Setting Process

The Committee makes all compensation decisions for the Chief Executive Officer and the President, Messrs. Cappelli and Millman, and approves recommendations regarding equity awards to all other officers of the Company. The Chief Executive Officer and the President make recommendations regarding the non-equity compensation of other named executive officers, which are subject to the Committee’s review and approval.

In the first quarter of each fiscal year, the Committee meets in executive session to evaluate the performance of the Chief Executive Officer and the President for the prior year, to determine their bonuses payable under the Key Executive Incentive Bonus Plan (“Incentive Plan”) based on, among other things, financial results for the prior fiscal year, to establish their Incentive Plan performance objectives for the current fiscal year, to set their base salaries for the next calendar year, to review the term of their employment agreements, and to consider and approve any equity grants awarded to them. As part of establishing individual and corporate performance objectives for the year, the Committee engages in a dialogue with the Chief Executive Officer concerning strategic objectives and performance targets, reviews the appropriateness of the financial measures used in incentive plans, and considers the degree of difficulty in achieving specific performance targets.

Together with the performance objectives, the Committee establishes targeted incentive bonus levels (i.e., maximum achievable compensation) for each of the Chief Executive Officer and the President. In making this determination, the Committee is guided by the compensation philosophy described above. The Committee also considers historical compensation levels, competitive pay practices at the companies in the peer group, and the relative compensation levels among the Company’s named executive officers. The Committee may also consider industry conditions, corporate performance versus the peer group of companies, and the overall effectiveness of the compensation program in achieving desired performance levels.

Although many compensation decisions are generally made in the first quarter of the fiscal year, the compensation planning process neither begins nor ends with any particular Committee meeting. Compensation decisions are designed to promote the Company’s fundamental business objectives and strategy. Business and succession planning, evaluation of management performance, and consideration of changes in the business environment are year-round processes.

The Company’s management plays a significant role in the compensation setting process for the named executive officers other than that of the Chief Executive Officer and the President. The most significant aspects of management’s role in the compensation setting process are evaluating employee performance of the named executive officers, other than that of the Chief Executive Officer and the President, and recommending business performance goals and objectives, salary levels, bonuses, and option awards.

The Chief Executive Officer and the Chief Financial Officer work with the Committee chair in establishing the agenda for Committee meetings. At the request of the Committee, management also prepares meeting information for each Committee meeting. The Chief Executive Officer also participates in Committee meetings at the Committee’s request.

Committee Advisors

The Committee has the authority to hire and terminate any independent compensation consultants or advisors and approve their compensation. These consultants and advisors are engaged on behalf of the Committee and paid by the Company.

In the first quarter of fiscal 2007, the Company on behalf of the Committee engaged SNL Financial (“SNL”) to design a comparison group of companies based on asset size, geography, and similarity of business model. SNL is an information and research firm specializing in, among other areas, financial institutions including banks and thrifts. Previously, the Company has subscribed to certain SNL publications and purchased published reports from SNL. SNL will not do any compensation work for the Company except as authorized by the Committee. The Committee directed the Chief Financial Officer to coordinate with SNL and to provide any requested information to enable SNL to report to the Committee with the requested peer group compensation data. SNL provided a research report to the Committee regarding compensation at those companies.

Benchmarking

The Company and the Committee do not believe that it is appropriate to establish compensation levels solely based on benchmarking. The Company and the Committee do believe that reviewing other companies’ pay practices helps make sure that the Company pays reasonably and competitively.

The Committee reviews compensation levels for the Chief Executive Officer against compensation levels at the companies in the peer group identified by SNL. The current peer group includes financial institutions located principally in the Northeastern states with total assets between $2.0 and $7.5 billion and/or having some similarity of business model to the Company’s.

Compensation should be Reasonable and Responsible

It is essential that the Company’s overall compensation levels be sufficiently competitive to attract and retain talented executives and motivate those executives to achieve superior results. At the same time, the Company and the Committee believe that compensation should be set at responsible levels. The Company’s executive compensation programs are intended to be consistent with the Company’s constant focus on controlling costs.

Performance-Based Incentive Compensation

The Incentive Plan is designed to provide incentive compensation for designated key executives of the Company that is directly related to the performance of the Company and of such employees. The Incentive Plan was first adopted by the Board of Directors in 2001 and approved by shareholders at the 2001 annual meeting, and was re-approved by the Company’s stockholders at the 2006 Annual Meeting of Shareholders.

The purpose of the Incentive Plan is to ensure that bonus payments made to certain key executive employees will be tax deductible to the Company under the Internal Revenue Code (the “Code”). Section 162(m) of the Code generally does not allow publicly held companies to obtain tax deductions for compensation of more than $1 million paid in any year to certain executive officers unless such payments are “performance-based” in accordance with the conditions specified under Section 162(m) and the related Treasury Regulations. The Committee, however, reserves the right to pay discretionary bonuses to named executive officers that are not deductible under Section 162(m) of the Code. The maximum bonus award payable to any single named executive officer participating in the Incentive Plan that is intended to qualify for the “performance-based” compensation exception to Section 162(m) of the Code is $2.0 million.

Incentive Awards and Performance Goals for Chief Executive Officer and the President.  Under the terms of the Incentive Plan, the Committee has the authority to establish performance goals each year based on certain objective performance criteria set forth in the Incentive Plan. The Committee will establish for each performance period a maximum award and goals relating to the Company, subsidiary, divisional, departmental, and/or functional performance for each participant (the “Performance Goals”) within the time frame permitted under Section 162(m) of the Code (the first 90 days of the Company’s fiscal year) and communicate such Performance Goals to each participant. Participants will earn bonus awards based only upon the attainment of the applicable Performance Goals during the applicable performance period.

The Performance Goals for Messrs. Cappelli and Millman are based on attainment of specific levels of performance of the Company with reference to one or more of the following criteria:

(i) Average total loans

(ii) Average deposits and customer repurchase agreements

(iii) Net income

(iv) Return on average assets

(v) Return on average equity

For each fiscal year, the Committee establishes Performance Goals for each criterion identified above based upon the Company’s performance over the average of the prior five years. To establish each Performance Goal, the average of the prior five years for each Performance Goal is multiplied by a target growth percentage determined by the Committee based upon the Company’s strategic plan for the year. The Committee then allocates performance points for each Performance Goal based upon the Committee’s determination of the relative importance of each Performance Goal. The allocation of performance points to each Performance Goal can change from year to year. The Committee also establishes a maximum bonus for each participant for the applicable year.

Incentive Awards and Performance Goals for Other Named Executive Officers.  For named executive officers other than the Chairman and the President, the Company uses a bonus system that evaluates the officer’s performance. The amount of the bonus award is based in part on the Company’s financial performance for the year relative to past performance. The Chairman and the President recommend bonus awards for the other named executive officers to the Committee for approval.

Determination of Performance Levels and Award Amounts.  As soon as practicable following the end of each fiscal year, the Committee evaluates the attainment of the Performance Goals, based upon information supplied by management of the Company, and calculates the bonus award, if any, payable to each participant. If any one of the Performance Goals for the year is attained, a bonus up to the maximum established at the beginning of the year may be paid. In determining the actual amount of bonus paid, the Committee also evaluates at its discretion such other criteria as corporate responsibilities, overall management and achievement, including the initiation and implementation of successful business strategies, leadership, formation of an effective management team, personal qualities, and other factors. Bonus awards are paid in a lump sum cash payment as soon as practicable after the Committee determines the awards.

If the Committee determines that a change in the business, operations, corporate structure or capital structure of the Company, or the manner in which it conducts its business, or other events or circumstances, render the performance criteria to be unsuitable, the Committee may modify such performance criteria or the related minimum acceptable level of achievement, as the Committee deems appropriate or equitable. No such modification shall be made if the effect would be to cause a bonus award to fail to qualify as “performance-based” compensation under Section 162(m) of the Code. The Committee also retains the right in its discretion to reduce any bonus award and to pay bonuses not covered by the Incentive Plan.

Equity Compensation

The Company’s stockholders approved the Stock Incentive Plan (“SIP”) at the 1992 Annual Meeting of Shareholders, with amendments approved by shareholders at the various Annual Meetings of Shareholders between 1995 and 2002. The SIP is intended to strengthen the Company’s ability to attract and retain directors and employees of high competence and to increase the identity of interest of such directors and employees with those of the Company’s shareholders. Under the SIP, the Committee may grant awards in the form of Incentive Stock Options (“ISOs”), within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended (the “Code”), Non-Qualified Stock Options (“NQSOs”), Stock Appreciation Rights, Restricted Stock, or a combination of these forms of awards.

No awards were made under the SIP in 2006. In prior years, the Board on the recommendation of the Committee has awarded stock options and restricted stock. The exercise price for all options granted is based on the closing price on the date of the grant. The Committee generally considers stock option awards in the annual compensation review process. In making recommendations of stock awards, the Committee considers the impact of the expense of such awards on the Company. On March 15, 2007, the Board of Directors granted non-qualified stock options under the SIP to certain officers at $17.99 per share, the closing price on March 15, 2007. Messrs. Applebaum and Robinson were the only named executive officers who were granted such options. The options become vested and exercisable five years after the date of grant.

Retirement Plans

Qualified Plan.  The Sterling Bancorp/Sterling National Bank Employees’ Retirement Plan (the “qualified plan”) is a defined benefit plan that covers eligible employees of Sterling Bancorp and Sterling National Bank and certain of its subsidiaries. The qualified plan gives credit for credited service under terminated predecessor plans but provides, in substance, for a participant’s vested benefits under such plans to be offset against the benefits to be provided to the participant under the qualified plan. Accordingly, the retirement benefits for a continuing employee can be determined simply by reference to the provisions of the qualified plan. An employee becomes eligible for participation in the qualified plan upon the attainment of age 21 and the completion of one year of service. All contributions required by the qualified plan are made by the employers and no employee contributions are required or permitted.

Supplemental Plan.  The Internal Revenue Code imposes compensation and benefit limits on the retirement benefits payable to highly compensated employees. The Company has a Supplemental Executive Retirement Plan for designated employees (the “SERP”), which provides for supplemental retirement payments to such persons in amounts equal to the difference between retirement benefits such persons actually receive under the qualified plan and the amount that would have been received if such Internal Revenue Code limitations were not in effect.

Employment Contracts and Change in Control Agreements

The Company has agreements with Messrs. Cappelli and Millman providing for employment terms extending until December 31, 2011 and December 31, 2009, respectively. In addition to providing an annual base salary, a discretionary annual bonus as determined by the Committee, and allowing participation in the health and benefit plans available to other executives of the Company, these agreements contain severance provisions and change in control provisions. These agreements were entered into upon the recommendation of the Board’s Committee in 1993, and approved by the Board of Directors. They were amended and restated in 2002 and were further amended, solely to extend the term by one additional year, in February 2003, February 2004, March 2005, March 2006, and March 2007.

The Company has change in control severance agreements with certain other officers, including Messrs. Tietjen and Applebaum, providing for severance payments if the officer is terminated by the Company without cause or by the executive for good reason (which includes notice by the executive of termination within 30 days of the first anniversary of a change in control) within two years following a change in control. The Company has change in control severance and retention agreements with certain other officers, including Mr. Robinson. Upon the commencement of a transaction that could result in a change in control, Mr. Robinson agrees that he will not voluntarily leave the employ of the Company, other than for good reason, until such change in control occurs or such action is terminated or abandoned.

The employment and the change in control agreements provide for the payment of severance in the event of certain terminations and/or in connection with a change in control. A change in control means such events as the acquisition of more than 20% of the outstanding common shares of the Company unless directly from the Company, a reorganization, merger or consolidation of the Company, or the sale or disposition of all or substantially all of the assets of the Company. To retain the executive officers and ensure that executive officers can act in the best interests of the Company without distraction due to their personal employment situation, the Committee determined that certain severance payments were appropriate in the event of a change in control.

These severance arrangements are discussed in detail in “Potential Payments upon Termination or Change in Control”, beginning at page 13 of this proxy statement.

Perquisites and Other Personal Benefits

The Company provides the named executive officers with benefits that the Company and the Committee believe are reasonable and consistent with its overall compensation program. The Company and the Committee believe that these benefits are beneficial to the Company in attracting and retaining qualified executives.

Tax and Accounting Implications

In determining executive compensation, the Committee takes into consideration the deductibility of executive compensation under Section 162(m) of the Code that provides that the Company may not deduct compensation of more than $1,000,000 that is paid to certain individuals. The Company believes that the compensation paid to the named executive officers for 2006 was fully deductible for federal income tax purposes.

SUMMARY COMPENSATION TABLE FOR FISCAL YEAR 2006

						Change in
						Pension
					Non-Equity	Value and
					Incentive	Nonqualified
				Stock	Plan	Deferred	All Other
		Salary		Awards	Compensation	Compensation	Compensation	Total
Name and Principal Position	Year	($)	Bonus ($)	($)(1)	($)	Earnings ($)(2)	($)(3)	($)

Louis J. Cappelli Chairman of the Board, and Chief Executive Officer, Sterling Bancorp Chairman of the Board, Sterling National Bank	2006	745,555	—	18,339	500,000	1,504,526	37,541	2,805,961
John C. Millman President, Sterling Bancorp President and Chief Executive Officer, Sterling National Bank	2006	461,607	—	3,668	215,000	510,640	103,662	1,294,577
John W. Tietjen Executive Vice President and Chief Financial Officer, Sterling Bancorp Executive Vice President, Sterling National Bank	2006	239,500	50,600	—	—	146,977	30,237	467,314
Howard M. Applebaum Senior Vice President, Sterling Bancorp Executive Vice President, Sterling National Bank	2006	240,000	65,500	—	—	61,105	22,124	388,729
Eliot S. Robinson Executive Vice President, Sterling National Bank	2006	250,500	45,700	—	—	91,079	0	387,279

(1)	This column reflects the financial statement expense recognized for the grant of stock awards, computed in accordance with FAS 123R, using the methods and assumptions described in Note 15 of the financial statements filed with the Company’s Form 10-K for fiscal year 2006.

(2)	This amount is comprised solely of the change in actuarial present value of the named executive officers’ accumulated benefits under all defined benefit plans, using the assumptions described in Note 17 of the financial statements filed with the Company’s Form 10-K for fiscal year 2006.

(3)	Amounts in this column reflect life insurance premiums. The amount for Mr. Millman includes $13,000 of incremental cost for the personal use of a corporate car. Pursuant to their employment contracts, Messrs. Cappelli and Millman are entitled to the use of an automobile for business use, and in the case of Mr. Cappelli, the use of a driver for business purposes. Messrs. Cappelli and Millman are entitled to reimbursement for ordinary and necessary business expenses, memberships and use of clubs as a source of business origination and maintenance of customer relationships for the Company, and travel and entertainment incurred in the performance of their duties. Since the club memberships are used only for business entertainment, the Company does not consider the cost of the memberships to be perquisites. For business purposes, Mr. Cappelli has the use of an apartment located near the Company’s headquarters (which costs the Company about $46,000 annually). While he may occasionally make personal use of the apartment, there is no incremental cost to the Company. The incremental cost of Mr. Cappelli’s perquisites in 2006 (consisting of personal use of the car and driver and an executive health examination) was less than $10,000.

2006 Executive Compensation Components

For the fiscal year ended December 31, 2006, the principal components of compensation for named executive officers were:

•	base salary;

•	performance-based incentive compensation; and

•	retirement and other benefits.

In the Summary Compensation Table above, the performance-based incentive compensation for the Chief Executive Officer and the President awarded under the Incentive Plan is shown as Non-Equity Plan Compensation. The other named executive officers were awarded bonuses set forth in the Table.

No equity compensation was awarded to the named executive officers or any other employees during fiscal year 2006.

Base Salary

The Company provides named executive officers and other employees with base salary to compensate them for services rendered during the fiscal year. During its review of base salaries for executives, the Committee primarily considers:

•	market data provided by outside sources;

•	internal review of the executive’s compensation, both individually and relative to other officers; and

•	individual performance of the executive.

Salary levels are considered annually as part of the Company’s performance review process as well as upon a promotion or other change in job responsibility. Merit-based increases to salaries of the Chief Executive Officer and the President are based on the Committee’s assessment of the individual’s performance. In fiscal year 2006, the Committee did not award salary increases to the Chief Executive Officer or the President. Their salaries increased only in accordance with the terms of their employment agreements by the cost of living adjustments based on the increase in the 2005 Consumer Price Index for the geographic region, which increased their salaries by 3.58% in 2006. For the other named executive officers, the Chief Executive Officer and the President recommend salary increases based upon the performance review process for approval by the Committee. On the recommendation of the Chief Executive Officer and the President, salary increases for fiscal year 2006 of $7,500, $20,000, and $10,000 were approved by the Committee for Messrs. Tietjen, Applebaum, and Robinson, respectively.

Employment Agreements

Messrs. Cappelli and Millman are compensated in accordance with their respective employment agreements as described in the Compensation Discussion and Analysis. For additional information regarding the terms of these agreements, please see “Payments upon Termination or Change in Control” beginning on page 13 of this proxy statement.

GRANTS OF PLAN-BASED AWARDS FOR FISCAL YEAR 2006

		Estimated Future
		Payouts Under Non-
		Equity Incentive Plan
		Awards(1)
		Maximum
Name	Grant Date	($)

Louis J. Cappelli	3/15/07	1,500,000
John C. Millman	3/15/07	750,000

(1)	Messrs. Cappelli and Millman are the only named executive officers eligible for awards under the Incentive Plan. For their performance in 2006, the Committee awarded bonuses under the Incentive Plan of $500,000 and $215,000 to Messrs. Cappelli and Millman, respectively.

For 2006, Messrs. Cappelli and Millman were eligible for awards under the Incentive Plan. The Committee established Performance Goals based upon targets that it estimated to be attainable but challenging to achieve, compared to the five-year average performance for each goal from 2001 to 2005. The Committee allocated performance points giving greatest weight to growth of total average loans, net income, and return on average equity. The Committee gave lesser weight to growth of average deposits and customer repurchase agreements, and the least weight to growth of return on average assets.

The Committee determined that certain of the Performance Goals established for 2006 had been attained. The Committee also recognized that the Company had achieved record growth in gross revenue, loans, and deposits in 2006, as well as opening two new branches, completing the acquisition of Sterling Resource Funding Corp., and the disposition of the business of Sterling Financial Services. The Committee believes that these were significant accomplishments by the Company’s leadership in the strategic realignment of the Company’s business, particularly in the uncertain economic and interest rate environment that impacted all financial institutions in 2006.

Under the Incentive Plan, if any one or more of the Performance Goals established in March 2006 by the Committee was attained for 2006, the Committee could award a bonus for 2006 of not more than $1,500,000 to Mr. Cappelli and not more than $750,000 to Mr. Millman. Since one or more or the 2006 Performance Goals was attained, the actual amount of bonus awarded by the Committee to Mr. Cappelli and Mr. Millman under the Plan may be any amount determined by the Committee, based on any criteria determined by the Committee, subject to the maximum dollar amounts noted above.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END FOR FISCAL YEAR 2006

	Option Awards
		Number of	Number of
		Securities	Securities
		Underlying	Underlying	Option
		Unexercised	Unexercised	Exercise	Option
		Options (#)	Options (#)	Price	Expiration
Name	Grant Date	Exercisable(1)	Unexercisable(2)	($)	Date

Louis J. Cappelli	1/31/97	64,304	0	6.48	1/31/07
	2/10/98	240,124	0	10.34	2/10/08
	2/12/99	240,124	0	8.69	2/12/09
	2/11/00	142,930	0	6.94	2/11/10
	2/6/02	47,250	0	14.60	2/6/12

	Total	734,732	0

John C. Millman	2/10/98	120,061	0	10.34	2/10/08
	2/12/99	99,061	0	8.69	2/12/09
	2/6/02	19,184	18,616	14.60	2/6/12

	Total	238,306	18,616

John W. Tietjen	1/31/97	4,999	0	6.48	1/31/07
	2/10/98	36,017	0	10.34	2/10/08
	2/12/99	39,513	8,511	8.69	2/12/09
	2/11/00	6,708	32,730	6.94	2/11/10
	2/6/02	24,089	13,711	14.60	2/6/12

	Total	111,326	54,952

Howard M. Applebaum	2/10/98	12,003	0	10.34	2/10/08
	2/12/99	12,003	0	8.69	2/12/09
	2/6/02	18,900	0	14.60	2/6/12
	3/22/05	10,500	0	26.94	3/22/15

	Total	53,406	0

Eliot S. Robinson	2/12/99	12,003	0	8.69	2/12/09
	2/11/00	11,434	0	6.94	2/11/10
	2/6/02	14,175	0	14.60	2/6/12
	3/22/05	10,500	0	26.94	3/22/15

	Total	48,112	0

(1)	On December 15, 2005, the Committee approved the accelerated vesting and exercisability of all unvested and unexercisable stock options to purchase common shares of the Company held by directors or officers on December 19, 2005. Management proposed the acceleration of vesting to eliminate the impact of adopting FAS 123R, Share-Based Payments, on the consolidated financial statements with respect to existing options. As a result, options to purchase 223,913 common shares, which would otherwise have vested and become exercisable from time to time over the next four years, became fully vested and immediately exercisable as of December 19, 2005. The number of shares and exercise prices of the options subject to acceleration were unchanged. In order to limit unintended personal benefits, the Committee imposed transfer restrictions on any shares received by an optionee upon exercise of an accelerated option before the earliest date on which, without such acceleration, such option would have been vested and exercisable in respect of such shares. Such transfer restrictions will expire on the earlier of such earliest date or the date of the optionee’s death.

(2)	The options shown in this column are fully vested. The options are subject to restrictions on exercise as described in Note 15 of the financial statements filed with the Company’s Form 10-K for fiscal year 2006.

OPTION EXERCISES AND STOCK VESTED FOR FISCAL YEAR 2006

	Option Awards		Stock Awards
	Number of Shares	Value Realized on	Number of Shares	Value Realized on
Name	Acquired on Exercise (#)	Exercise ($)	Acquired on Vesting (#)	Vesting ($)

Louis J. Cappelli	0	0	23,625	457,616
John C. Millman	0	0	4,725	91,523
John W. Tietjen	0	0	0	0
Howard M. Applebaum	17,150	184,020	0	0
Eliot S. Robinson	0	0	0	0

PENSION BENEFITS FOR FISCAL YEAR 2006

		Number of		Payments
		Years of	Present Value	During
		Credited	of Accumulated	Last Fiscal
Name	Plan Name	Service (#)	Benefit ($)(1)	Year ($)

Louis J. Cappelli	Sterling Bancorp/Sterling National Bank Employees’ Retirement Plan(2)	54.83	110,188	93,831
	Sterling Bancorp/Sterling National Bank Supplemental Pension Benefit Plan	54.83	11,637,805	0
John C. Millman	Sterling Bancorp/Sterling National Bank Employees’ Retirement Plan	29.25	987,527	0
	Sterling Bancorp/Sterling National Bank Supplemental Pension Benefit Plan	29.25	3,035,801	0
John W. Tietjen	Sterling Bancorp/Sterling National Bank Employees’ Retirement Plan	17.00	500,829	0
	Sterling Bancorp/Sterling National Bank Supplemental Pension Benefit Plan	17.00	260,948	0
Howard M. Applebaum	Sterling Bancorp/Sterling National Bank Employees’ Retirement Plan	13.50	158,493	0
	Sterling Bancorp/Sterling National Bank Supplemental Pension Benefit Plan	13.50	73,774	0
Eliot S. Robinson	Sterling Bancorp/Sterling National Bank Employees’ Retirement Plan	12.00	405,139	0
	Sterling Bancorp/Sterling National Bank Supplemental Pension Benefit Plan	12.00	0	0

(1)	Present value of accumulated benefits is based on a 5.75% discount rate and the RP-2000 Mortality Table projected 10 years — Scale AA. The SERP amounts shown assume that a lump sum is elected. Lump sums were calculated at an assumed maturity rate of 4.68%.

(2)	Mr. Cappelli is in receipt of his benefit from the qualified plan. He has received annual lump sum distributions since his benefit commencement in 2002. The amounts shown represent the present value of his continued annual accruals in the qualified plan valued under the elected option.

Material Terms of Pension Benefits

The Company maintains a qualified and a non-qualified retirement plan for certain employees. Employees of the Bank are covered under a 401(k) savings plan, with an employer match for employees hired after January 1, 2006. The named executive officers are also in the 401(k) plan, but do not receive the match.

The Sterling Bancorp/Sterling National Bank Employees’ Retirement Plan (“the qualified plan”) is funded by a trust and covers substantially all regular employees of the Bank hired prior to January 1, 2006. Eligible employees who have attained age 21 become members of the qualified plan on the January 1st or July 1st following one year of employment. Service for purposes of vesting and eligibility (“Vesting Service”) begins at date of employment. Service for purposes of the amount of the retirement benefit (“Credited Service”) begins at date of membership. Employees are fully vested in their accrued retirement benefit once they earn five years of Vesting Service. Employees do not contribute to the qualified plan and Company contributions are determined on an actuarial basis.

Under the qualified plan, normal retirement is age 65. Benefits under the qualified plan are calculated under a defined formula based on years of Credited Service and final average compensation. An employee’s final average compensation is based upon the employee’s average annual earnings (excluding bonuses, commissions, and other special pay) during the 60 consecutive months out of the 120 consecutive months before retirement in which such earnings were the highest. The normal form of payment is a life annuity with 120 monthly payments guaranteed or a 50% joint and survivor annuity depending on the employee’s marital status when payments begin. Benefits accrued as of December 31, 1984 were assumed by the John Hancock Insurance Company in a termination/re-establishment of the qualified plan. All benefits provided under the qualified plan are net of any benefit accrued as of December 31, 1984.

The annual normal retirement benefit is equal to the sum of (a) and (b) below multiplied by years of Credited Service and reduced by (c):

a. 1.2% of final average compensation

b. 0.3% of final average compensation in excess of $8,000

c. The accrued benefit under the prior plan as of December 31, 1984

Retirement prior to age 65 is permitted (“Early Retirement”) if the employee has attained age 50 with 20 years of Vesting Service when their employment ends. If the employee was a member of the prior plan on December 31, 1984, Early Retirement eligibility is age 55 with 10 years of Vesting Service. Early Retirement Benefits are based on the same formula as normal retirement, except that if payments begin prior to age 65, the benefit is reduced actuarially to reflect the longer period of time for which payments are expected to be made. As of December 31, 2006, Mr. Millman is eligible for Early Retirement.

Various optional forms of payment are available upon retirement including a single life annuity, 10-year certain and life annuity, and 50%, 75%, and 100% joint & survivor annuities. All optional forms are calculated as the actuarial equivalent of the normal form of payment.

To the extent benefits payable under the qualified plan are limited by Section 415(b) of the Internal Revenue Code, the amount that cannot be paid from the qualified plan is paid from the Sterling Supplemental Pension Benefit Plan (“the SERP”). The SERP also pays benefits that cannot be paid from the qualified plan due to Section 401(a) (17) compensation limitations for certain executives only. The eligibility, service and commencement provisions of the SERP mirror those of the qualified plan. Benefits under the SERP are based on the same formula as the qualified plan, except that for purposes of the final average compensation calculation, bonuses are considered pensionable pay. Optional forms of payment under the SERP are the same as the qualified plan, except that a lump sum is also available.

Potential Payments upon Termination or Change in Control

In accordance with the agreements described above under “Employment Contracts” and “Change in Control Agreements,” payments will be due to the named executive officers upon certain termination or change in control events. The amount due to each named executive officer varies depending upon the terms of his contract, his tenure and compensation history with the Company, and the type of triggering event.

Upon termination due to death or disability, Messrs. Cappelli and Millman, are each entitled to his monthly base salary for 6 months following the date of termination in the case of death, and 50% of his base salary for 6 months in the case of termination due to disability. If Messrs. Cappelli or Millman is terminated by the Company without cause or resigns for good reason, they are each entitled to (i) receive severance payments with a present value equal to his base salary through the end of his employment term described above, to be paid in accordance with the Company’s regular payroll practices, (ii) a prorated bonus for the year of termination, (iii) the continuation of health and similar benefits until the contract expiration date, and (iv) the full amount due under any profit-sharing or similar plan calculated as if the executive was terminated on the last day of the calendar year. If Messrs. Cappelli or Millman is terminated without cause or resigns for good reason within two years following a change in control, or resigns for any reason within 13 months following a change in control, he is entitled to, among other things, a cash payment in an amount equal to the severance payments described in clauses (i), (ii), and (iv) of the preceding sentence, the continuation of benefits described in clause (iii) of the preceding sentence, and a cash payment equal to three times the executive’s highest annual bonus earned during the three fiscal years preceding the date of termination. Upon termination after a change in control, Messrs. Cappelli and Millman are each entitled to receive a lump sum severance payment equal to the base salary that would have been payable for the longer of the remaining term of his employment agreement or 36 months.

If terminated by the Company without cause or by the executive for a good reason (which includes notice of termination within 30 days before the first anniversary of a change in control), Messrs. Tietjen and Applebaum are entitled to lump sum payments equal to two times the annual compensation of the executive, a prorated bonus for the year in which the termination occurred, two times the highest annual bonus earned by the executive during the three fiscal years preceding termination, and the present value of the benefits the executive would have been entitled to under the Company’s pension and supplemental pension benefit plans if his employment had continued for two years. In addition, the executive will be entitled to continuation of his medical, insurance and similar benefits for two years after termination. These agreements can be cancelled by the Company upon three years notice but continue for two years after a change in control that occurs during the term of the agreement.

If within one year following a change in control Mr. Robinson’s employment is terminated, the Company will pay Mr. Robinson a cash severance amount equal to his highest annual base salary during the 12-month period immediately prior to termination. If Mr. Robinson remains employed for one year after a change in control, the Company will pay him a retention bonus equal to his highest annual base salary during the period commencing one year prior to a change in control and ending on the date of payment of the retention bonus.

In the event that any compensation payments made to Messrs. Cappelli, Millman, Tietjen, and Applebaum in connection with a change in control would be subjected to the excise tax imposed by Section 4999 of the Internal Revenue Code (“IRC Section 4999”), the Company will provide a “gross up” payment in an amount such that, after withholding for or payment of all federal, state, and local income, and excise taxes, and any penalties and interest on the gross-up payment, the remaining amount is equal to the IRC Section 4999 excise tax on the compensation payments.

The discussion below describes the estimated amount of severance benefits and the value of continued benefits that would have been payable to each of the named executive officers if employment had been terminated by the Company without cause or by him for good reason (a “Good Reason Event”) or in connection with a change in control under the circumstances described above (a “CIC Event”) on December 29, 2006.

Upon a Good Reason Event, Mr. Cappelli would receive severance pay with a present value of $2,684,736, a severance bonus of $3,300,000, $500,000 as the value of his bonus earned for 2006 but not paid as of December 29, 2006, $21,234 as the estimated value of group life and group medical coverage, $11,637,805 as the present value of his benefit under the SERP, and $191,123 representing the value of the continuation of his club memberships and automobile benefits, for a total of $18,334,898. Upon a CIC Event, he would receive a total of $22,480,290, comprised of the same amounts except that the severance pay would be $2,982,220. He would also receive on a CIC Event $692,738 as a severance payment attributable to the crediting of additional years of service under the qualified plan and SERP, $69,023 representing life insurance premiums on split dollar life insurance policies held on his behalf that will continue to be paid by the Company, and $2,761,147 representing the amount payable as an excise tax gross up (excise tax calculated in accordance with IRC Section 4999).

Upon a Good Reason Event, Mr. Millman would receive severance pay with a present value of $874,419, a severance bonus of $700,000, $215,000 as the value of his bonus earned for 2006 but not paid as of December 29, 2006, $18,949 as the estimated value of group life and group medical coverage, $3,035,801 as the present value of his benefit under the SERP, and $48,609 representing the value of the continuation of his club membership and automobile benefits, for a total of $4,892,778. Upon a CIC Event, he would receive a total of $6,624,338, consisting of severance pay of $1,384,821, $1,050,000 as a severance bonus, $317,113 as a severance payment attributable to the crediting of additional years of service under the qualified plan and SERP, $350,000 as the value of his bonus earned for 2006 but not paid as of December 29, 2006, $27,640 as the estimated value of group life and group medical coverage, $269,538 representing life insurance premiums on split dollar life insurance policies held on his behalf that will continue to be paid by the Company, $3,154,320 as the present value of the SERP, and $70,906 representing the value of the continuation of his club membership and automobile benefits.

Upon a Good Reason Event, Mr. Tietjen would receive severance pay of $479,000, a severance bonus of $164,000, $50,600 as the value of his bonus earned for 2006 but not paid as of December 29, 2006, $12,229 as the estimated value of group life and group medical coverage, and $260,948 as the present value of his benefit under the SERP, for a total of $966,777. Upon a CIC Event, he would receive a total of $1,208,322, comprised of the same amounts except that he would also receive $81,550 as a severance payment attributable to the crediting of additional years of service under the qualified plan and SERP, $70,933 representing life insurance premiums on split dollar life insurance policies held on his behalf that will continue to be paid by the Company, and $318,610 would then be the present value of the SERP.

Upon a Good Reason Event, Mr. Applebaum would receive severance pay of $480,000, a severance bonus of $200,000, $65,500 as the value of his bonus earned for 2006 but not paid as of December 29, 2006, $13,876 as the estimated value of group life and group medical coverage, and $73,774 as the present value of his benefit under the SERP, for a total of $833,150. Upon a CIC Event, he would receive a total of $1,535,466, consisting of the same amounts except that he would also receive $34,552 as a severance payment attributable to the crediting of additional years of service under the qualified plan and SERP, $41,737 representing life insurance premiums on split dollar life insurance policies held on his behalf that will continue to be paid by the Company, $408,805 representing the amount payable as an excise tax gross up (excise tax calculated in accordance with IRC Section 4999), and $256,496 would then be his benefit under the present value of the SERP.

Upon a CIC Event, Mr. Robinson would receive severance pay with a present value of $244,048.

The Compensation Committee

Committee Members and Independence.  Walter Feldesman (chair), Allan F. Hershfield, and Henry J. Humphreys are the members of the Committee. Each member of the Committee qualifies as an independent director under New York Stock Exchange listing standards and the Company’s Corporate Governance Guidelines.

Role of Committee.  The Committee operates under a written charter adopted by the Board of Directors. A copy of the charter is available at www.Sterlingbancorp.com under Investor Relations — Corporate Governance Documents. The fundamental responsibilities of the Committee are:

•	to adopt, review, and refine an executive compensation philosophy and guiding principles that reflect the Company’s mission, values, and long-term strategic objectives;

•	to administer the Company’s executive compensation programs in a manner that furthers strategic goals and serves the interests of shareholders;

•	to establish compensation-related performance objectives under the Incentive Plan for executive officers that support the Company’s strategic plan;

•	to evaluate the job performance of the chief executive officer and the president in light of those goals and objectives;

•	to determine the total compensation levels of the senior executive officers and to allocate total compensation among the various components of executive pay;

•	to administer the Company’s equity compensation and incentive compensation plans;

•	to make recommendations to the Board of Directors regarding incentive and equity-based compensation plan;

•	to make recommendations regarding succession plans for executive officers; and

•	to recommend to the Board of Directors the compensation arrangements with non-employee directors.

Committee Meetings.  The Committee meets as often as necessary to perform its duties and responsibilities. The Committee held three meetings during fiscal 2006 and has held two meetings so far during fiscal 2007. The Committee typically meets with the Chief Executive Officer and, where appropriate, with the Chief Financial Officer and with outside advisors. The Committee regularly meets in executive session without management.

The Committee receives and reviews materials in advance of each meeting. These materials include information that management believes will be helpful to the Committee as well as materials that it has specifically requested. Depending on the agenda for the particular meeting, these materials may include:

•	financial reports on year-to-date performance versus budget and compared to prior year performance;

•	calculations and reports on levels of achievement of individual and corporate performance objectives;

•	reports on the Company’s strategic objectives and budget for future periods;

•	reports on the Company’s current year performance versus a peer group of companies;

•	information on the executive officers’ stock ownership and option holdings;

•	information regarding equity compensation plan dilution;

•	estimated grant-date values of stock options (using the Black-Scholes valuation methodology);

•	tally sheets setting forth the total compensation of the named executive officers, including base salary, cash incentives, equity awards, perquisites and other compensation, and any amounts payable to the executives upon voluntary or involuntary termination, early or normal retirement, or following a change in control of the Company; and

•	information regarding compensation programs and compensation levels in the peer group of companies identified by compensation consultants.

Compensation Committee Interlocks and Insider Participation

None of the current members of the Compensation Committee, Messrs. Feldesman, Humphreys, and Hershfield, is, or has been, an officer or employee of the Company, and each has been determined by the Board to be independent under the rules of the Securities and Exchange Commission and the New York Stock Exchange. See “Corporate Governance Practices — Director Independence.”

COMPENSATION COMMITTEE REPORT

The Committee has reviewed and discussed the Compensation Discussion and Analysis with the Company’s management and, based on such review and discussion, the Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement.

Dated: March 14, 2007

Walter Feldesman, Chair	Henry J. Humphreys	Allan F. Hershfield

Meetings and Attendance of Directors; Certain Committees; Corporate Governance Practices; Fees

During the year ended December 31, 2006, the Board of Directors of the Company held five regularly scheduled meetings. In addition, various committees of the Board met at regular meetings. No director attended fewer than 75% of the meetings he was required to attend.

The Company has standing Audit, Compensation, Corporate Governance and Nominating, Executive, and Retirement Committees.

Audit Committee.  The members of the audit committee (the “Audit Committee”) are Messrs. Adamko (chair), Feldesman, Humphreys, and Rossides. The Audit Committee held six meetings during the year ended December 31, 2006. In carrying out its responsibilities, the Audit Committee engaged KPMG as the Company’s independent accountants. The Board has determined that each of the members of the Audit Committee is “independent” as that term is defined in the applicable New York Stock Exchange (the “NYSE”) listing standards and regulations of the Securities and Exchange Commission (the “SEC”) and all members are financially literate as required by the applicable NYSE listing standards. In addition, the Board has determined that at least one member of the Audit Committee has the financial expertise required by the applicable NYSE listing standards and is an “Audit Committee Financial Expert” as defined by applicable standards of the SEC. The Board has designated the Audit Committee chairman, Mr. Adamko, as an Audit Committee Financial Expert.

Compensation Committee.  The members of the compensation committee (the “Compensation Committee”) are Messrs. Feldesman (chair), Humphreys, and Hershfield. The Board of Directors has determined that all members of the Compensation Committee are “independent” as that term is defined by the applicable NYSE listing standards. The Compensation Committee reports to the Board on issues concerning executive officer compensation, including the relationship between compensation and performance and the measures of performance to be considered, and concerning the compensation and other key terms of employment agreements. (See “Compensation Disclosure and Analysis” beginning on page 3 of this Proxy Statement.) The Compensation Committee held three meetings during the year ended December 31, 2006.

Corporate Governance and Nominating Committee.  The members of the corporate governance and nominating committee (the “Corporate Governance and Nominating Committee”) are Messrs. Rossides (chair), Humphreys, and Abrams. The Board has determined that all of the members of the Corporate Governance and Nominating Committee are “independent” as the term is defined by the applicable NYSE listing standards. The Corporate Governance and Nominating Committee evaluates the following criteria, as set forth in the Company’s Corporate Governance Guidelines, in making recommendations to the Board of Directors for director nominees:

•	personal qualities and characteristics, accomplishments and reputation in the business community;

•	current knowledge and contacts in the communities in which the Company does business and in the Company’s industry or other industries relevant to the Company’s business;

•	ability and willingness to commit adequate time to Board of Directors and committee matters;

•	the fit of the individual’s skills and personality with those of other directors and potential directors in building a board that is effective, collegial, and responsive to the needs of the Company; and

•	diversity of viewpoints, background experience, and other demographics.

The Committee will evaluate, using the above mentioned criteria, nominees for director submitted by shareholders pursuant to the procedure outlined under “2008 Annual Meeting” on page 27 of this Proxy Statement.

The Corporate Governance and Nominating Committee held one meeting during the year ended December 31, 2006.

Retirement Committee.  The members of the retirement committee (the “Retirement Committee”) are Messrs. Cappelli (chair), Millman, Tietjen, Hershfield, and Ms. Mindy Stern (Senior Vice President, Human Resources Director). The Retirement Committee is an administrative committee that meets periodically to review applications submitted by plan members for distribution under the Company’s Retirement Plan and any amendments to the Retirement Plan. In 2006, the Retirement Committee reviewed and it recommended to the Board of Directors certain amendments to the Retirement Plan in conformance with recent legislation. The Retirement

Committee also serves as the Fiduciary for the Company’s 401(k) Plan. The Retirement Committee held two meetings during the year ended December 31, 2006.

Executive Committee.  The members of the executive committee (the “Executive Committee”) are Messrs. Cappelli (chair), Millman, Adamko, Feldesman Humphreys, and Rossides. The Executive Committee has the authority to act on most matters that the full Board of Directors could have acted on during intervals between Board meetings. During the year ended December 31, 2006, the Executive Committee held no meetings.

All of the Directors on the slate were in attendance at the 2006 Meeting of Shareholders. There is no corporate policy concerning Board Members’ attendance at Annual Shareholder Meetings.

Corporate Governance Practices

The Board of Directors has long been committed to sound and effective corporate governance practices.

The Company’s management has closely reviewed, internally and with the Board of Directors, the provisions of the Sarbanes-Oxley Act of 2002, the related SEC rules, and the NYSE corporate governance listing standards regarding corporate governance policies and procedures. As a result of this review process, the Board of Directors determined that it was not necessary to modify the Audit Committee charter nor to modify the charter of the Corporate Governance and Nominating Committee. The Board of Directors approved changes to the Compensation Committee charter to add references to its role in reviewing the Compensation Discussion and Analysis in accordance with new SEC rules. The Board of Directors continues to monitor guidance from the SEC, the NYSE, and other relevant agencies regarding corporate governance procedures and policies and will continue to assess these charters to ensure full compliance with the applicable requirements.

Director Independence.  A majority of the members of the Board of Directors have historically been independent and key committees are comprised solely of independent directors in accordance with applicable SEC and NYSE rule requirements. The Board of Directors has determined that a majority of the current directors are “independent” as that term is defined by applicable SEC and NYSE rules. These independent directors are:

Robert Abrams
Joseph M. Adamko
Walter Feldesman
Fernando Ferrer
Allan F. Hershfield
Henry J. Humphreys
Robert W. Lazar
Eugene T. Rossides

Code of Ethics.  In November 2003, the Board of Directors adopted a Code of Ethics for the Company’s Board of Directors, officers, and employees in order to promote honest and ethical conduct and compliance with the laws and governmental rules and regulations to which the Company is subject. All directors, officers, and employees of the Company are expected to be familiar with the Code of Ethics and to adhere to its principles and procedures.

Corporate Governance Guidelines.  The Board of Directors adopted a comprehensive set of Corporate Governance Guidelines on November 21, 2003. These guidelines address a number of important governance issues including director independence, criteria for Board membership, dealings of the Board in executive session, expectations regarding attendance and participation in meetings, authority of the Board of Directors and committees to engage outside independent advisors as they deem appropriate, succession planning for the Chief Executive Officer, and annual Board evaluation. The non-management directors designate the director who will preside at the executive sessions.

Transactions with Related Persons.  The Board of Directors has approved a “Related Person Transaction Policy” that covers any transactions in which (i) the Company or a subsidiary is a participant, (ii) the aggregate amount involved exceeds $120,000, and (iii) any “Related Person” has a direct or indirect material interest. A “Related Person” is any director or executive officer of Company, any nominee for director, any shareholder owning an excess of 5% of the total equity of Company, and an “immediate family member” of any such person.

In deciding whether to approve or ratify any Related Person Transaction, the Board of Directors, a committee thereof, or a designated director, are to consider the following factors, to the extent relevant to the transaction:

•	whether the terms of the transaction are fair to the Company and on the same basis as would apply if the transaction did not involve a Related Person;

•	whether there are business reasons for the Company to enter into the Related Person Transaction;

•	whether the Related Person Transaction would impair the independence of an outside director; and

•	whether the Related Person Transaction would present an improper conflict of interest for any director or executive officer of the Company, taking into account the size of the transaction, the overall financial position of the director, executive officer or Related Person, the direct or indirect nature of the director’s, executive officer’s or Related Person’s interest in the transaction and the ongoing nature of any proposed relationship, and any other factors the Board of Directors or committee deems relevant.

All transactions subject to the Related Person Transaction Policy must be approved or ratified by the Board of Directors. If the transaction involves a Related Person who is a director or an immediate family member of a director, such director may not participate in the deliberations or vote respecting such approval or ratification, provided, however, that such director may be counted in determining the presence of a quorum at a meeting of the Board of Directors that considers such transaction. In the discretion of the Board of Directors, the consideration of such transaction may be delegated to a committee of the Board of Directors. In the event management determines it is impractical or undesirable to wait until a Board of Directors or committee meeting to approve a Related Person Transaction, the chair of the committee may review and approve the transaction in accordance with the criteria set forth herein.

Procedures for Communications to the Board of Directors, Audit Committee, and Non-Management Directors.  The Board has adopted procedures for the Company’s shareholders and other interested parties to communicate regarding (i) accounting, internal accounting controls, or auditing matters to the Board’s Audit Committee and (ii) other matters to the non-management directors of the Board entitled “Method for Interested Persons to Communicate with Non-management Directors and Audit Committee Procedures for Treatment of Complaints Regarding Accounting, Internal Accounting Controls, or Auditing Matters.” Communications should be made, pursuant to such procedures, to the Company’s Director of Human Resources at 145 East 40th Street, New York, New York 10016, or by e-mail to HRdir.corpgov@sterlingbancorp.com. The Company also adopted a separate procedure for employees to confidentially communicate concerns regarding questionable accounting and auditing matters on an anonymous basis.

Copies of the Company’s current corporate governance documents, including the Company’s Corporate Governance Guidelines, Code of Ethics, Method for Interested Persons to Communicate with Non-management Directors, as well as the current charters of the Audit, Corporate Governance and Nominating, and Compensation Committees, are available on the Investor Relations section of the Company’s website at www.sterlingbancorp.com/ir/investor.cfm. Requests by shareholders for printed versions of these documents should be made to the attention of the Corporate Secretary of the Company.

Director Fees and Options

Directors who are not salaried officers receive fees for attending Board of Directors and committee meetings. Effective October 1, 2006, the Board of Directors approved increases to the fees paid to non-employee directors in light of the increased responsibilities of the directors. Prior to October 1, 2006 each eligible director received $1,325 for each Board Meeting attended; after October 1st each eligible director received $1,475 for each Board meeting attended. Prior to October 1, 2006, each eligible director received $800 for each committee meeting attended; after October 1st each eligible director received $950 for each committee meeting attended. A $500 supplemental payment is made to each director in December of each year. Directors are paid $475 for attendance via telephone, rather than in person, increased from $400 prior to October 1, 2006. Expenses of directors incurred in traveling to Board of Directors and committee meetings are reimbursed by the Company. The chair of the Audit Committee receives an annual stipend of $5,000 for services (increased from $2,500 as of October 1, 2006), and the chairs of the Compensation Committee and Corporate Governance and Nominating Committee also receive an annual stipend of $2,000 for services (increased from $1,000 as of October 1, 2006).

Pursuant to the adoption of an automatic grant of options in 2002, non-employee directors were granted options for 4,725 Common Shares (after adjustment for share splits and share dividends) on the last day a trade is reported in June, for each of the years 2003 through 2006. The last grant was made on June 30, 2006. The options are nonqualified share options exercisable in four equal installments, commencing on the first anniversary of the date of grant and expiring on the fifth anniversary of such date; provided, however, that they become immediately exercisable in the event of a change in control of the Company. The exercise price is equal to 100% of the fair market value of the Common Shares on the date of grant. Upon termination of the services of a director who is not also a salaried officer, all options then exercisable may be exercised for a period of three months, except that if termination is by reason of death, the legal representative of such deceased director has six months to exercise all options regardless of whether the decedent could have exercised them.

DIRECTOR COMPENSATION FOR FISCAL YEAR 2006

	Fees Earned
	or Paid
	in Cash	Option Awards	Total
Name	($)	($)(1)(2)	($)

Robert Abrams	19,225	2,896	22,121
Joseph M. Adamko	33,350	2,896	36,246
Walter Feldesman	27,500	2,896	30,396
Fernando Ferrer	18,500	2,896	21,396
Allan F. Hershfield	26,400	2,896	29,296
Henry J. Humphreys	30,950	2,896	33,846
Robert W. Lazar	20,900	2,896	23,796
Eugene Rossides	23,250	2,896	26,146

(1)	In December 2005, the Board of Directors approved the accelerated vesting and exercisability of all outstanding unvested and unexercisable stock options. As a result, all outstanding options then became fully vested and immediately exercisable and the expense charge was for options granted in 2006.

(2)	The expense recorded in accordance with FAS 123R resulted from the grant on June 30, 2006 of options pursuant to the final grant under an automatic grant of options adopted in 2002. 4,725 shares were granted to each director named at $19.50 per share. See Note 15 in the Company’s Form 10-K for fiscal year 2006 for the calculation of fair value of the option awards granted in 2006.

Audit Fees

The following shows information about fees billed to the Company by KPMG LLP (“KPMG”).

		Percentage of 2006
		Services Approved
	2006	by Audit Committee	2005
	($ in thousands)		($ in thousands)

Audit fees(a)	892	100	1,084
Audit-related fees(b)	113	100	61
Tax fees(c)	93	100	188

(a)	Audit fees for 2006 constitute fees for an “integrated audit” comprising audits of the Company’s financial statements and its internal control over financial reporting. The Audit Committee has approved all services comprising the integrated audit. The audit fees for 2006 shown above have been approved by the Audit Committee and have been or are expected to be billed by KPMG.

(b)	Audit-related fees are fees in respect of attest services not required by statute or regulation, due diligence, and employee benefit plan audits.

(c)	Tax fees are fees in respect of tax return preparation, consultation on tax matters, tax advice relating to transactions, and other tax planning and advice.

The Audit Committee has considered whether KPMG’s provision of non-audit services is compatible with maintaining the auditor’s independence.

KPMG has been selected as the Company’s auditors for fiscal year 2007. The Company’s shareholders, at the Annual Meeting, will vote on the ratification of the selection of KPMG as the Company’s independent auditors for 2007.

Pre-Approval of Audit and Non-Audit Services

In accordance with the Company’s Audit Committee charter, the Audit Committee pre-approves all audit and non-audit services before the independent auditors are engaged by the Company to render such services.

AUDIT COMMITTEE REPORT

The Committee operates pursuant to a charter that was originally adopted by the Board of Directors on May 18, 2000, as amended on November 15, 2001, and further amended and restated on November 21, 2003, and again on March 15, 2005. The role of the Audit Committee, as set forth in its charter, is to assist the Board of Directors in its oversight of (i) the integrity of the Company’s financial statements, (ii) the Company’s compliance with legal and regulatory requirements, (iii) the independent auditors’ qualifications and independence, and (iv) the performance of the independent auditors and the Company’s internal audit function and to prepare this report. The Board of Directors, in its business judgment, has determined that all members of the Committee are “independent,” as required by applicable listing standards of The New York Stock Exchange and the Federal securities laws and the rules and regulations promulgated thereunder. The charter is available on the Company’s website at www.sterlingbancorp.com/ir/AuditCommitteeCharter.pdf. As set forth in the charter, management of the Company is responsible for the preparation, presentation and integrity of the Company’s financial statements, and the effectiveness of internal control over financial reporting. Management is responsible for maintaining the Company’s accounting and financial reporting principles and internal controls and procedures designed to assure compliance with accounting standards and applicable laws and regulations. The independent auditors are responsible for auditing the Company’s financial statements, expressing an opinion as to their conformity with generally accepted accounting principles, and annually auditing management’s assessment of the effectiveness of internal control over financial reporting in accordance with PCAOB Auditing Standard No. 2, An Audit of Internal Control Over Financial Reporting Performed in Conjunction with an Audit of Financial Statements.

In the performance of its oversight function, the Committee has considered and discussed the audited financial statements with management and the independent auditors. The Committee has also discussed with the independent auditors the matters required to be discussed by Statement on Auditing Standards No. 61, Communication with Audit Committees, as adopted by the PCAOB and currently in effect. The Committee has received the written disclosures and the letter from the independent auditors required by Independence Standards Board Standard No. 1, Independence Discussions with Audit Committees, as adopted by the PCAOB and currently in effect, and has discussed with the independent auditors the auditors’ independence from the Company and its management in accordance with the applicable rules and regulations of the SEC and PCAOB implementing the auditor independence requirements prescribed by the Sarbanes-Oxley Act of 2002. Any non-audit services performed by the independent auditors have been specifically pre-approved by the Audit Committee.

The members of the Audit Committee are not professionally engaged in the practice of auditing or accounting and are not employed by the Company for accounting, financial management, internal control, or to set auditor independence standards. Members of the Committee rely without independent verification on the information provided to them and on the representations made by management and the independent auditors. Accordingly, the Audit Committee’s oversight does not provide an independent basis to determine that management has maintained appropriate (i) accounting and financial reporting principles and policies designed to assure compliance with accounting standards and applicable standards and applicable laws and regulations or (ii) internal control over financial reporting. Furthermore, the Audit Committee’s considerations and discussions referred to above do not assure that the audit of the Company’s financial statements has been carried out in accordance with generally accepted auditing standards of the PCAOB, that the financial statements are presented in accordance with generally accepted accounting principles, or that the Company’s auditors are in fact “independent.”

The Audit Committee’s meetings include, whenever appropriate, executive sessions with the Company’s independent auditors and with the Company’s internal auditors, in each case without the presence of the Company’s management.

Based upon the reports and discussions described in this report, and subject to the limitations on the role and responsibilities of the Committee referred to above and in the charter, the Committee is recommending to the Board of Directors that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2006 to be filed with the Securities and Exchange Commission.

Dated: March 14, 2007

Joseph M. Adamko, Chair	Walter Feldesman	Henry J. Humphreys	Eugene T. Rossides

Transactions with the Company and Other Matters

From time to time, officers and directors of the Company and their family members or associates have purchased, or may purchase, short-term notes of the Company and certificates of deposit from the Bank on the same terms available to other persons. The Bank and its mortgage subsidiary also make loans from time to time to related interests of directors and executive officers. Such loans are made in the ordinary course of business, on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other persons and do not involve more than the normal risk of collectability or present other unfavorable features.

Security Ownership of Directors and Executive Officers and Certain Beneficial Owners

The following table sets forth, as of March 23, 2007, holdings of the Company’s Common Shares by each present director and each of the executive officers named in the Summary Compensation Table on page 8 and by all directors and executive officers as a group. The Common Shares are traded on The New York Stock Exchange and the closing price on March 23, 2007 was $18.30 per share.

	Number and
	Nature of
	Common Shares
	Beneficially	% of Outstanding
Name	Owned(1)(2)	Common Shares

Robert Abrams	70,857	0.38
Joseph M. Adamko	56,040	0.30
Louis J. Cappelli	1,328,747	6.87
Walter Feldesman	54,258	0.29
Fernando Ferrer	23,478	0.13
Allan F. Hershfield	54,168	0.29
Henry J. Humphreys	54,233	0.29
Robert W. Lazar	1,150	0.01
John C. Millman	608,961	3.22
Eugene T. Rossides	39,497	0.21
John W. Tietjen	173,186	0.92
Howard M. Applebaum	84,569	0.45
Eliot Robinson	59,945	0.32
All directors and executive officers as a group (13 in group)	2,609,089	13.02

(1)	For purposes of this table “beneficial ownership” is determined in accordance with Rule 13d-3 under the Securities Exchange Act of 1934, pursuant to which a person or group of persons is deemed to have “beneficial ownership” of any Common Shares that such person or group has the right to acquire within 60 days after March 23, 2007. For purposes of computing the percentage of outstanding Common Shares held by each person or group of persons named above, any shares that such person or group has the right to acquire within 60 days after March 23, 2007 are deemed outstanding but are not deemed to be outstanding for purposes of computing the percentage ownership of any other person or group. For information regarding the accelerated vesting and exercisability of options held by two executive officers and all non-employee directors, see the “Outstanding Equity Awards” table on page 11 and “Director Fees and Options” beginning on page 20.

(2)	Each director and officer has sole voting and investment power with respect to the securities indicated above to be owned by him, except that in the case of Messrs. Millman and Tietjen, shares shown as owned include, respectively, 12,601 and 240 Common Shares held in profit sharing plans as to which they have power to direct the vote. The shares shown as owned include as to Messrs. Abrams, Adamko, Feldesman, Hershfield, Humphreys, and Rossides, 37,497 Common Shares each; as to Mr. Ferrer, 23,321 Common Shares; as to Messrs. Cappelli, Millman, Tietjen, Applebaum, and Robinson, 670,428, 245,161, 118,643, 41,403, and 48,112 Common Shares, respectively, and as to all directors and executive officers as a group, 1,372,050 Common Shares covered by outstanding share options exercisable within 60 days.

In addition, the shares shown as owned by Mr. Adamko include 2,832 Common Shares owned by his wife, the shares shown as owned by Mr. Cappelli include 711 Common Shares owned by his wife, and the shares shown as owned by Mr. Millman include 329 Common Shares owned by his wife and 1,197 Common Shares owned by his wife’s Individual Retirement Account, beneficial ownership of which each of them disclaims.

The following table sets forth the persons or groups known to the Company to be the beneficial owner of more than five percent of the outstanding Common Shares based upon information provided by them to the Company as of March 23, 2007.

Number and
Nature of
	Common Shares		Approximate
	Beneficially		Percentage of
Name and Address	Owned(1)		Class

Louis J. Cappelli	1,328,747	(2)	6.87
650 Fifth Avenue
New York, New York 10019

(1)	See Footnote 1, page 24, for definition of “beneficial ownership.”

(2)	See Footnote 2, page 24, for number and nature of the ownership of the Common Shares.

Except as set forth above, the Company does not know of any person that owns more than 5% of any class of the Company’s voting securities.

Section 16(a) Beneficial Ownership Reporting Compliance

Based solely on the review of the Forms 3, 4, and 5 furnished to the Company and certain representations made to the Company, the Company believes that there was one filing deficiency under Section 16(a) of the Securities Exchange Act of 1934 by its directors, executive officers, and 10 percent holders. A transaction involving Walter Feldesman, a director, was not timely reported on Form 4.

2 — PROPOSAL TO RATIFY THE APPOINTMENT OF INDEPENDENT PUBLIC ACCOUNTANTS

The Audit Committee of the Board of Directors has appointed KPMG LLP to serve as the Company’s independent accountants for the fiscal year 2007 and the Board of Directors recommends that shareholders ratify such appointment at the Annual Meeting.

Action by the shareholders is not required by law in the appointment of an independent public accounting firm, but their appointment is submitted by the Audit Committee of the Board of Directors in order to give the shareholders a voice in the designation of auditors. If the resolution ratifying the appointment of KPMG LLP as the Company’s independent public accountants is rejected by the shareholders, then the Audit Committee may reconsider its choice of independent accountants. Even if the resolution is approved, the Audit Committee in its discretion may direct the appointment of different independent accountants at any time during the year if it determines that such a change would be in the best interests of the Company and its shareholders. Proxies in the form solicited hereby which are returned to the Company will be voted in favor of the resolution unless otherwise instructed by the shareholder.

Representatives of KPMG LLP are expected to attend the Annual Meeting, to have an opportunity to make a statement, if they desire to do so, and to be available to respond to appropriate questions.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS
THAT YOU MARK YOUR PROXY FOR THE RATIFICATION OF
THE APPOINTMENT OF INDEPENDENT PUBLIC ACCOUNTANTS.

GENERAL

2008 Annual Meeting

Any shareholder who may desire to submit under the Securities and Exchange Commission’s shareholder proposal rule (Rule 14a-8) a proposal for inclusion in the Company’s proxy and proxy statement for the 2008 Annual Meeting of Shareholders currently scheduled to be held on May 1, 2008, must present such proposal in writing to the Company at 650 Fifth Avenue, New York, New York 10019-6108, Attention: Dale C. Fredston, Corporate Secretary, no later than the close of business on December 10, 2007. Under the Company’s Bylaws, any shareholder who desires to submit a proposal outside of the process provided by the Securities and Exchange Commission’s shareholder proposal rule (Rule 14a-8) or desires to nominate a director at the 2008 Annual Meeting of Shareholders must provide timely notice thereof in the manner and form required by the Company’s Bylaws by March 5, 2008 (but not before February 2, 2008). If the date of the 2008 Annual Meeting should change, such deadlines would also change.

Other

Management knows of no other business to be presented to the Annual Meeting of Shareholders, but if any other matters are properly presented to the meeting or any adjournments thereof, the persons named in the proxies will vote upon them in accordance with the Board of Directors’ recommendations.

The cost of the solicitation of proxies will be borne by the Company. In addition to solicitation by mail, directors, officers and employees of the Company may solicit proxies by personal interview, telephone, or electronic mail. The Company reimburses brokerage houses, custodians, nominees, and fiduciaries for their expenses in forwarding proxies and proxy material to their principals. The Company has retained Morrow & Co., Inc. to assist in the solicitation of proxies, which firm will, by agreement, receive compensation of $3,500, plus expenses, for these services.

The Annual Report to Shareholders (which is not a part of the proxy soliciting material) for the fiscal year ended December 31, 2006 accompanies this Notice and Proxy Statement.

The Company files with the Securities and Exchange Commission an annual report on Form 10-K. A copy of the report for the fiscal year ended December 31, 2006, including the financial statements and schedules thereto, will be furnished, without charge, to any shareholder sending a written request therefore to John W. Tietjen, Executive Vice President and Chief Financial Officer, Sterling Bancorp, 650 Fifth Avenue, New York, New York 10019-6108.

Sterling Bancorp

Dated: April 5, 2007

STERLING BANCORP

650 Fifth Avenue, New York, NY 10019-6108

THIS PROXY WILL BE VOTED AS DIRECTED, OR IF NO DIRECTION IS INDICATED, WILL BE VOTED “ FOR” PROPOSALS 1 AND 2.	Please Mark Here for Address Change or Comments	☐

SEE REVERSE SIDE

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR							FOR	AGAINST	ABSTAIN

1.	ELECTION OF DIRECTORS		FOR All Nominees	WITHHOLD For All Nominees	2.	Proposal to ratify the appointment by the Audit Committee of the Board of Directors of KPMG LLP as the Company’s independent public accountants for the fiscal year 2007.	☐	☐	☐
	01 Robert Abrams, 03 Louis J. Cappelli, 05 Fernando Ferrer, 07 Henry J. Humphreys, 09 John C. Millman,	02 Joseph M. Adamko, 04 Walter Feldesman 06 Allan F. Hershfield, 08 Robert W. Lazar, 10 Eugene Rossides,	☐	☐
					3.	In their discretion the Proxies are authorized to vote upon such other business as may property come before the meeting.
To withhold authority to vote for any individual nominee(s) write that nominee’s name in the space provided.
THIS PROXY WILL BE VOTED AS DIRECTED BY THE SHAREHOLDER IN THE MANNER DIRECTED HEREIN. IF THIS CARD CONTAINS NO SPECIFIC VOTING INSTRUCTIONS, SHARES WILL BE VOTED IN ACCORDANCE WITH THE RECOMMENDATION OF THE BOARD OF DIRECTORS.

Signature	Signature	Date
Please mark, date, and sign as your name appears above and return in the enclosed envelope. If acting as executor, administrator, trustee, guardian, etc., you should so indicate when signing. If the signer is a corporation, please sign the full corporate name, by duly authorized officer. If shares are held jointly, each shareholder named should sign.

▲ FOLD AND DETACH HERE ▲
WE ENCOURAGE YOU TO TAKE ADVANTAGE OF INTERNET OR TELEPHONE VOTING,
BOTH ARE AVAILABLE 24 HOURS A DAY, 7 DAYS A WEEK.
Internet and telephone voting is available through 11:59 PM Eastern Time the day prior to annual meeting day.
Your Internet or telephone vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card.

Internet		Telephone		Mail
http://www.proxyvoting.com/stl		1 -866-540-5760		Mark, sign and date
Use the Internet to vote your proxy. Have your proxy card in hand when you access the web site.	OR	Use any touch-tone telephone to vote your proxy. Have your proxy card in hand when you call.	OR	your proxy card and return it in the enclosed postage-paid envelope.

If you vote your proxy by Internet or by telephone, you do NOT need to mail back your proxy card.

Choose MLinkSM for fast, easy and secure 24/7 online access to your future proxy materials, investment plan statements, tax documents and more. Simply log on to Investor ServiceDirect® at www.melloninvestor.com/isd where step-by-step instructions will prompt you through enrollment.

PROXY

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

STERLING BANCORP ANNUAL MEETING OF SHAREHOLDERS, THURSDAY, MAY 3, 2007

      The undersigned appoints Louis J. Cappelli, Allan F. Hershfield and Henry J. Humphreys, or any one of them, attorneys and proxies with power of substitution, to vote all of the Common Shares of Sterling Bancorp standing in the name of the undersigned at the Annual Meeting of Shareholders on Thursday, May 3, 2007, and all adjournments thereof, hereby revoking any proxy heretofore given.

THIS PROXY IS CONTINUED ON THE REVERSE SIDE PLEASE SIGN ON THE REVERSE SIDE AND RETURN PROMPTLY

Address Change/Comments (Mark the corresponding box on the reverse side)

▲   FOLD AND DETACH HERE   ▲

Reminder Notice

STERLING BANCORP 650 Fifth Avenue New York, New York 10019

To the Shareholders of Sterling Bancorp:

A Reminder

Please complete the enclosed Proxy and return it in the postage paid envelope, or vote via the toll free telephone number or via the Internet, as instructed on the Proxy.

KINDLY ACT PROMPTLY — If you have already sent in your Proxy or voted by telephone or the Internet, please disregard this notice.